Capital Income Builder
333 South Hope Street
Los Angeles, California  90071-1406
Phone (213) 486 9320
Fax (213) 486 9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74A-74N and 74T, 74U1 and74U2, and 74V1 and 74V2, and 75B complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$2,597,362
Class B	$145,837
Class C	$333,808
Class F-1	$158,029
Class F-2	$23,817
Total	$3,258,853
Class 529-A	$51,291
Class 529-B	$5,534
Class 529-C	$16,511
Class 529-E	$2,267
Class 529-F-1	$1,482
Class R-1	$4,564
Class R-2	$21,974
Class R-3	$31,906
Class R-4	$12,916
Class R-5	$28,662
Class R-6	$5,712
Total	$3,441,672

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	2.0781
Class B	1.7829
Class C	1.7710
Class F-1	2.0755
Class F-2	2.1786
Class 529-A	2.0625
Class 529-B	1.7542
Class 529-C	1.7599
Class 529-E	1.9489
Class 529-F-1	2.1377
Class R-1	1.7863
Class R-2	1.7433
Class R-3	1.9460
Class R-4	2.0718
Class R-5	2.1727
Class R-6	0.9589

Item 74A through 74N and 74T
Condensed balance sheet data:

A) Cash	$13,694
B) Repurchase agreements	-
C) Short –term securities other than repurchase agreements	$4,585,676
D) Long-term debt securities including convertible debt	$23,249,655
E) Preferred, convertible preferred, and adjustable rate preferred stock	$726,710
F) Common Stock	$48,328,306
G) Options on equities	-
H) Options on all futures	-
I) Other Investments	-
J) Receivables from portfolio instruments sold	$991,015
K) Receivables from affiliated persons	-
L) Other receivables	$441,425
M) All other assets	-
N) Total assets	$78,336,481

T) Net Assets of common shareholders	$77,129,031

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,220,593
Class B	75,865
Class C	179,409
Class F-1	67,701
Class F-2	21,099
Total	1,564,667
Class 529-A	26,319
Class 529-B	3,170
Class 529-C	9,914
Class 529-E	1,219
Class 529-F-1	714
Class R-1	2,706
Class R-2	13,642
Class R-3	17,257
Class R-4	7,476
Class R-5	8,109
Class R-6	6,851
Total	1,662,044

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	46.41
Class B	46.39
Class C	46.39
Class F-1	46.41
Class F-2	46.40
Class 529-A	46.40
Class 529-B	46.38
Class 529-C	46.38
Class 529-E	46.40
Class 529-F-1	46.41
Class R-1	46.38
Class R-2	46.38
Class R-3	46.40
Class R-4	46.40
Class R-5	46.42
Class R-6	46.42

Item 75B
Average net assets during the current reporting period ($000s omitted)

Monthly average (for all other funds)	$71,582,590